ARCO [LOGO]    Media Relations                   N E W S
               515 South Flower Street
               Los Angeles   CA   90071-2201
               Telephone  213  486 3385
               Facsimile  213  486 0169


     FOR IMMEDIATE RELEASE                      Sept. 15, 1997


ARCO PROCEEDS TO SETTLE 9% EXCHANGEABLE NOTES
WITH LYONDELL PETROCHEMICAL CO. COMMON STOCK


     LOS ANGELES -- Consistent with its previously announced

plans, ARCO (NYSE: ARC) today proceeded to settle its 9% Exchangeable

Notes due today with Lyondell Petrochemical Company stock owned by

ARCO.  The exchange rate is 0.9904 shares of Lyondell Common Stock for each Note.

     ARCO expects to realize an after-tax gain of approximately

$300 million upon the exchange.

     Prior to the settlement, ARCO owned 39.9 million shares, or

49.9% of the total outstanding shares of Houston-based Lyondell

(NYSE: LYO), a leading manufacturer and marketer of petrochemicals and, through its interest in LYONDELL-CITGO Refining Company, a manufacturer of refined petroleum products.

     In a 1994 offering, ARCO sold $988 million of 3-year Exchangeable

Notes carrying a 9.0% annual coupon and payable, upon maturity, in shares of Lyondell stock or, at ARCO's option, in cash with an equal value.  ARCO had previously determined to exchange Notes for stock,

stating that Lyondell is no longer central to its core business.

     Under the terms of the Notes, the exchange rate of 0.9904

shares of Lyondell Common Stock per Note was based on the

maturity price of $24.99 per share of Lyondell Common Stock,

which is equal to the average closing price per share of

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Lyondell Common Stock on the New York Stock Exchange over the

20 trading days ending Sept. 12, 1997.

     The Notes were structured so that ARCO would retain the first

12% in stock price appreciation above the $24.75 issue price.

Since the maturity price is, in fact, higher than the issue price,

ARCO will retain a small shareholding in Lyondell.  ARCO's retained shareholding will total approximately 384,000 shares of Lyondell Common

Stock, which the company intends to sell from time to time as it deems appropriate.

                            # # #


For information, contact:
              (media) Albert Greenstein, 213-486-3384
              (investor relations) Steve Enger,  213-486-1811

For a menu of ARCO news releases, visit our Web site at http://www.arco.com on the Internet.